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                                                                   Exhibit 3-214
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                                                 STATE DEPARTMENT OF ASSESSMENTS
                                                           AND TAXATION
                                                       APPROVED FOR RECORD
                                                       11/25/87 at 10:54 m.



                            ARTICLES OF INCORPORATION

                                       OF

                      MERIDIAN HEALTHCARE INVESTMENTS, INC.


THIS IS TO CERTIFY:

   That I, THOMAS B. LEWIS, whose post office address is Park Charles, Suite 400, 218 North Charles Street, Baltimore, Maryland 21201, being over eighteen
(18) years of age, do hereby declare myself as incorporator with the intention of forming a corporation under and by virtue of the General Laws of the State of Maryland, and for such purposes do hereby make, execute and adopt the following Articles of Incorporation:

   ARTICLE I. The name of this corporation shall be: MERIDIAN HEALTHCARE INVESTMENTS, INC.

   ARTICLE II. The period of existence and duration of the life of this corporation shall be perpetual.

   ARTICLE III. The purpose for which the corporation is formed and the objects to be promoted by it are as follows:

   A. To engage in the business of planning, developing, constructing, operating and managing nursing home retirement communities, and other long term care facilities in any manner permitted by law. To further the general and specific purposes of the corporation, it shall have the right:

    1. To purchase, lease, or in any manner whatsoever acquire and own real and personal property, and to sell, lease, assign, mortgage, pledge or in any other manner whatsoever dispose of same, or any part thereof.

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    2. To associate itself with others, whether individual, partnership or corporation, in the performance of any of the activities herein set forth.

    3. To issue shares of its stock of any class, in the manner permitted by law and for considerations other than cash.

    4. To borrow or raise money for any of the purposes of the corporation; to issue bonds, debentures, notes, guaranties, or other obligations of any nature and in any manner permitted by law; to assure the payment thereof and of the interest thereon by mortgage upon or pledge or conveyance or assignment in trust of the whole or any part of the property of the corporation, real or personal, including contract rights.

   B. To engage in any other business permitted by law.

   C. It is intended that the objects and purposes specified in the aforegoing clauses of this Article shall not, unless otherwise specified herein, be in anywise limited or restricted by reference to or inference from the term of any clause of this or any other Article of these Articles of Incorporation, but that the objects and purposes specified in each of the clauses of this Article shall be regarded as independent objects and purposes.



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   D. It is also intended that said clauses be construed both as purposes and powers and generally, that the corporation shall be authorized to exercise and enjoy all other powers, rights and privileges granted to or conferred upon corporations of this character by the laws of the State of Maryland, or by any other state in which it may qualify; and that the enumeration of certain powers as herein specified not be exclusive of or a waiver of any of the powers, rights and privileges granted or conferred by the laws of said state now or hereafter in force.

   ARTICLE IV. The post office address of the place at which the principal office of the corporation is located in this State will be 21 West Road, Towson, Maryland 21204. The Resident Agent of the corporation is Edward A. Burchell, whose post office address is 21 West Road, Towson, Maryland 21204. Said Resident Agent is a citizen of the State of Maryland, actually residing therein.

   ARTICLE V. The corporation shall initially have three (3) Directors. The initial members of the Board of Directors shall be: Edward A. Burchell, Wallace
E. Boston and Thomas B. Lewis. The initial Directors shall serve until their successors are duly chosen and qualified. The number of Directors may be changed in such lawful manner as the bylaws may from time to time provide.

   ARTICLE VI. The total number of shares of stock which the corporation shall have the authority to issue is Five Thousand Shares (5,000) of no-par common stock, all of one class.


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   ARTICLE VII. The Board of Directors of the corporation is hereby authorized to issue, from time to time, shares of stock of any class, whether now or hereinafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in the bylaws of this corporation and in accordance with the provisions of Corporations and Associations Articles of the Annotated Code of Maryland.

   ARTICLE VIII. The corporation reserves the right, from time to time, to make any amendments of its Articles of Incorporation which may now or hereinafter be authorized by law, including any amendments changing the terms of any class of its stock by classification, reclassification, or otherwise, but no such amendments which change the terms of any of the outstanding stock shall be valid unless change of term shall have been authorized by the holders of two-thirds (2/3) of all such stock at the time outstanding by vote at a duly called meeting or by unanimous consent in writing without a meeting.

   IN WITNESS WHEREOF, I have signed these Articles of Incorporation on the 16th day of November, 1987.

WITNESS.

/s/ [graphic of signature]                         /s/ Thomas B. Lewis
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                                                       Thomas B. Lewis
                                                       (SEAL)

09721


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STATE OF MARYLAND, CITY OF BALTIMORE, TO WIT:

   I HEREBY CERTIFY, that on this 16th day of November, 1987, before me, the subscriber, a Notary Public of the State of Maryland, in and for the City aforesaid, personally appeared THOMAS B. LEWIS, and acknowledged the aforegoing Articles of Incorporation to be his act.

   AS WITNESS my hand and Notarial Seal.


                                                               [graphic omitted]

                                         /s/ Jean T. Hoehn
                                         ---------------------------------------
                                         Notary Public
                                         My Commission Expires: 7/1/90



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